AMENDMENT NO. 16
TO
MASTER INVESTMENT ADVISORY AGREEMENT
     This Amendment dated as of May 23, 2011, amends the Master Investment Advisory Agreement (the “Agreement”) dated June 21, 2000, between AIM Equity Funds (Invesco Equity Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.
W I T N E S S E T H:
WHEREAS, the parties desire to amend the Agreement to (i) reduce permanently the advisory fee payable by Invesco Charter Fund, effective May 23, 2011, and (ii) remove the following series portfolios: Invesco Large Cap Basic Value Fund and Invesco Large Cap Growth Fund;
     NOW, THEREFORE, the parties agree that:
1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:
“APPENDIX A
FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Capital Development Fund	June 1, 2000

Invesco Charter Fund	June 1, 2000

Invesco Constellation Fund	June 1, 2000

Invesco Disciplined Equity Fund	July 14, 2009

Invesco Diversified Dividend Fund	December 28, 2001

Invesco Summit Fund	April 30, 2008

APPENDIX B
COMPENSATION TO THE ADVISOR
     The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.
Invesco Capital Development Fund

Net Assets	Annual Rate
First $350 million	0.75%
Over $350 million	0.625%
Invesco Charter Fund

Net Assets	Annual Rate
First $250 million	0.695%
Next $4.05 billion	0.615%
Next $3.9 billion	0.57%
Next $1.8 billion	0.545%
Over $10 billion	0.52%
Invesco Constellation Fund

Net Assets	Annual Rate
First $150 million	0.80%
Over $150 million	0.625%
Invesco Disciplined Equity Fund

Net Assets	Annual Rate
First $250 million	0.695%
Next $250 million	0.67%
Next $500 million	0.645%
Next $1.5 billion	0.62%
Next $2.5 billion	0.595%
Next $2.5 billion	0.57%
Next $2.5 billion	0.545%
Over $10 billion	0.52%

Invesco Diversified Dividend Fund

Net Assets	Annual Rate
First $350 million	0.60%
Next $350 million	0.55%
Next $1.3 billion	0.50%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%
Invesco Summit Fund

Net Assets	Annual Rate
First $10 million	1.00%
Over $10 million up to and including $150 million	0.75%
Over $150 million	0.625%”
2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.
AIM EQUITY FUNDS
(INVESCO EQUITY FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)
INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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